Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2012 Third Quarter Results

OMAHA, Neb., June 27, 2012—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2012.

Third Quarter Results

Third quarter fiscal 2012 total revenues of $172.1 million increased 12 percent from $153.4 million in the same prior year period. Net earnings were $18.8 million or $1.47 per diluted share compared with $15.3 million or $1.20 per diluted share in the prior fiscal year’s third quarter.

Total irrigation equipment revenues increased 18 percent to $149.6 million from $126.9 million in the prior fiscal year’s third quarter. Domestic irrigation revenues of $105.6 million increased 38 percent, while international irrigation revenues of $44.0 million decreased 12 percent as compared to the same prior year period. Infrastructure revenues decreased 15 percent to $22.5 million.

Gross margin was 28.5 percent compared to 27.0 percent in the prior year’s third quarter reflecting improvements in gross margins in both the irrigation and infrastructure segments. Irrigation gross margins increased as a result of favorable sales mix. Infrastructure margins increased due to improved product pricing in road safety and diversified products along with efforts to lower manufacturing costs.

Operating expenses were $20.2 million in the quarter compared to $18.4 million in the third quarter of the prior fiscal year. The primary element of the expense increase related to personnel related costs including those associated with an acquired company purchased in fiscal 2011. Operating expenses were 11.8 percent of sales in the third quarter of 2012 compared with 12.0 percent of sales in the prior year period. Operating margins of 16.7 percent increased from 15.1 percent in the prior year period.

Cash and cash equivalents of $119.8 million were $19.2 million higher compared with the end of the third quarter last year, while debt decreased $4.3 million over the same period.

Lindsay’s backlog of unshipped orders at May 31, 2012 was $44.5 million compared with $43.3 million at May 31, 2011 and $87.3 million at February 29, 2012.

Nine Month Results

Total revenues for the nine months ended May 31, 2012 were $423.4 million, a 17 percent increase from $362.8 million for the prior year’s nine-month period. Total irrigation equipment revenues of $367.4 million increased 32 percent from a year ago, while infrastructure revenues decreased 33 percent to $56.1 million. The Company’s operating income for the nine-month period was $52.8 million compared to $46.8 million during the same prior year period. Net earnings were $34.5 million or $2.70 per diluted share, as compared to $30.9 million, or $2.44 per diluted share for the prior year period.

Fiscal 2012 operating costs included $7.2 million of expenses accrued in the Company’s first fiscal quarter, or $0.37 per diluted share on an after tax basis, relating to an estimated increase in the Company’s liability for environmental remediation at its Lindsay, Nebraska facility. Comparatively, fiscal 2011 included environmental remediation expense of $1.2 million, or $0.06 per diluted share after tax.

Outlook

Rick Parod, president and chief executive officer, commented, “Farm incomes and commodity prices have driven positive farmer sentiment, leading to increased domestic irrigation demand. The increase in sales, along with cost reductions and efficiency improvements across our business segments have resulted in higher operating margins in the third quarter.”

Parod added, “The long term fundamentals of the business remain very positive, as growth drivers of expanded food production and efficient and environmentally friendly water use remain intact. Infrastructure demand will continue to be challenging and uncertain until global governments commit to more consistent investments in roads and other infrastructure.”

Third-Quarter Conference Call

Lindsay’s fiscal 2012 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (877) 307-0228 domestically, or (706) 758-0065 internationally, and referring to conference ID # 85159441. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the end of the fourth quarter. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At May 31, 2012, Lindsay had approximately 12.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
($ in thousands, except per share amounts)	2012	2011	2012	2011
Operating revenues	$172,099	$153,446	$423,438	$362,780
Cost of operating revenues	123,071	111,947	307,668	263,049

Gross profit	49,028	41,499	115,770	99,731

Operating expenses:
Selling expense	7,324	6,929	21,136	20,858
General and administrative expense	10,390	8,178	27,764	22,761
Engineering and research expense	2,527	2,789	6,827	8,125
Environmental remediation expense	—	462	7,225	1,175

Total operating expenses	20,241	18,358	62,952	52,919

Operating income	28,787	23,141	52,818	46,812
Other income (expense):
Interest expense	(103)	(192)	(376)	(591)
Interest income	137	71	327	150
Other income (expense), net	(234)	139	(314)	366

Earnings before income taxes	28,587	23,159	52,455	46,737
Income tax provision	9,764	7,870	17,937	15,837

Net earnings	$18,823	$15,289	$34,518	$30,900

Basic net earnings per share	$1.48	$1.22	$2.72	$2.46

Diluted net earnings per share	$1.47	$1.20	$2.70	$2.44

Weighted average shares outstanding	12,714	12,564	12,700	12,538
Diluted effect of stock equivalents	100	139	99	139

Weighted average shares outstanding assuming dilution	12,814	12,703	12,799	12,677

Cash dividends per share	$0.090	$0.085	$0.270	$0.255

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	May 31,	May 31	August 31,
($ and shares in thousands, except par values)	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$119,785	$100,568	$108,167
Receivables, net of allowance	95,693	87,588	79,006
Inventories, net	62,119	52,833	49,524
Deferred income taxes	9,399	6,798	8,598
Other current assets	13,177	12,177	12,398

Total current assets	300,173	259,964	257,693
Property, plant and equipment, net	56,143	57,279	58,465
Other intangible assets, net	25,709	27,430	28,639
Goodwill	29,866	28,815	30,943
Other noncurrent assets	5,057	4,318	5,404

Total assets	$416,948	$377,806	$381,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,820	$42,966	$32,153
Current portion of long-term debt	4,286	4,286	4,286
Other current liabilities	45,502	40,445	42,880

Total current liabilities	88,608	87,697	79,319
Pension benefits liabilities	6,057	6,233	6,231
Long-term debt	1,071	5,357	4,285
Deferred income taxes	10,458	10,947	12,550
Other noncurrent liabilities	8,573	1,790	3,094

Total liabilities	114,767	112,024	105,479

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,413	18,269	18,374
Capital in excess of stated value	41,580	34,162	39,058
Retained earnings	333,819	297,971	302,732
Less treasury stock	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive (loss) income, net	(670)	6,341	6,462

Total shareholders’ equity	302,181	265,782	275,665

Total liabilities and shareholders’ equity	$416,948	$377,806	$381,144

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
($ in thousands)	May 31, 2012	May 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$34,518	$30,900
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,384	8,820
Provision for uncollectible accounts receivable	230	248
Deferred income taxes	(3,899)	(2,001)
Share-based compensation expense	2,611	2,384
Other, net	132	(350)
Changes in assets and liabilities:
Receivables	(20,151)	(21,326)
Inventories	(14,892)	(5,330)
Other current assets	(1,371)	(2,929)
Accounts payable	8,124	15,441
Other current liabilities	(1,597)	2,642
Current taxes payable	6,864	853
Other noncurrent assets and liabilities	5,943	(1,077)

Net cash provided by operating activities	25,896	28,275

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,573)	(5,315)
Proceeds from sale of property, plant and equipment	107	57
Acquisition of business, net of cash acquired	—	(1,279)
Proceeds (payment) for settlement of net investment hedge	1,237	(1,261)

Net cash used in investing activities	(6,229)	(7,798)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under share-based compensation plans	387	1,086
Common stock withheld from share-based compensation for payroll tax withholdings	(577)	(843)
Principal payments on long-term debt	(3,214)	(3,214)
Net borrowing on revolving line of credit	—	1,212
Excess tax benefits from share-based compensation	256	1,068
Dividends paid	(3,431)	(3,201)

Net cash used in financing activities	(6,579)	(3,892)

Effect of exchange rate changes on cash	(1,470)	565

Net increase in cash and cash equivalents	11,618	17,150
Cash and cash equivalents, beginning of period	108,167	83,418

Cash and cash equivalents, end of period	$119,785	$100,568